EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 3 to the Registration Statement (Form S-11 No. 333-183614) and related Prospectus of Griffin Capital Essential Asset REIT, Inc. (formerly known as Griffin Capital Net Lease REIT, Inc.) for the registration of $1,100,000,000 in shares of its common stock and to the incorporation by reference therein of (i) our report dated February 28, 2013, with respect to the consolidated financial statements and schedules of Griffin Capital Essential Asset REIT, Inc. (formerly known as Griffin Capital Net Lease REIT, Inc.), included in its Annual Report (Form 10-K) as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012, (ii) our report dated June 6, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the Westinghouse property included in its Form 8-K/A dated June 6, 2012 for the year ended December 31, 2011, and (iii) our report dated April 12, 2012 with respect to the Statement of Revenues and Certain Operating Expenses of the AT&T property included in its Form 8-K/A dated April 12, 2012 for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

April 11, 2013